PolarityTE™ Inc. Regains Compliance With NASDAQ Independent Director Requirement

SOUTH PLAINFIELD, NJ — (Marketwired) – 2/22/17 – PolarityTETM, Inc., (NASDAQ: COOL) (“PolarityTETM”, or the “Company”) today announced it has received formal notification from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying PolarityTETM that it has regained compliance with Listing Rule 5605(b)(1), the independent director requirement for continued listing on The NASDAQ Stock Market, with the appointment of Mr. Steve Gorlin and Dr. Jon Mogford, and that the matter is now closed. PolarityTETM’s common stock will continue to be listed on The NASDAQ Capital Market.

On January 6, 2017, NASDAQ notified the Company that it did not comply with the independent director requirement for continued listing on The Nasdaq Capital Market set forth in Listing Rule 5605(b)(1). The Rule requires that a majority of the directors comprising the Company’s Board of Directors be considered “independent”, as defined under the Rule. On February 17, 2017, NASDAQ provided confirmation to the Company of the foregoing and that the Company has regained compliance with Listing Rule 5605(b)(1).

About PolarityTETM, Inc.

PolarityTETM, Inc. is the owner of a novel regenerative medicine and tissue engineering platform developed and patented by Denver Lough MD, PhD. This radical and proprietary technology employs a patients’ own cells for the healing of full-thickness functionally-polarized tissues. If clinically successful, the PolarityTETM platform will be able to provide medical professionals with a truly new paradigm in wound healing and reconstructive surgery by utilizing a patient’s own tissue substrates for the regeneration of skin, bone, muscle, cartilage, fat, blood vessels and nerves. It is because PolarityTETM uses a natural and biologically sound platform technology, which is readily adaptable to a wide spectrum of organ and tissue systems, that the company and its world-renowned clinical advisory board, are poised to drastically change the field and future of translational regenerative medicine. More information can be found online at www.polarityte.com.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market and the Company’s ability to maintain the closing bid price requirements of The NASDAQ Stock Market on a post reverse split basis. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “should’” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.